As filed with the Securities and Exchange Commission on September 26, 2003
Registration No. 333-58770

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DATAKEY, INC.
(Name of Registrant as specified in its Charter)

Minnesota	41-1291472
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Datakey, Inc.
407 West Travelers Trail
Burnsville, Minnesota 55337
(952) 890-6850
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Alan G. Shuler, CFO
Datakey, Inc.
407 West Travelers Trail
Burnsville, Minnesota 55337
(952) 890-6850
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Elizabeth McGraw Reiskytl, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
(612) 492-7176

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors and as Selling Shareholders shall determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

PROSPECTUS

DATAKEY, INC.

1,709,667 Shares of Common Stock

     This Prospectus relates to the offer and sale of up to 1,709,667 shares of Common Stock of Datakey, Inc., a Minnesota corporation, that may be offered and sold from time to time by the shareholders described herein under “Selling Shareholders” or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

     Pursuant to the original Prospectus dated April 25, 2001 (relating to the offer and sale of up to 3,280,268 Shares), 1,448,601 shares have been sold by Selling Shareholders. In addition, 52,000 registered shares were sold under Rule 144(k) and legends have been removed per Rule 144(k) for an additional 70,000 shares. Thus a total of 1,709,667 Shares remain as offered by Selling Shareholders pursuant to this Prospectus.

     The Company will bear all expenses of the offering (estimated at $8,500), except that the Selling Shareholders will pay any applicable underwriter’s commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.

     The Shares offered by the Selling Shareholders may be sold from time to time in transactions on the Nasdaq SmallCap Market (provided the Company remains listed) at the market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. See “Plan of Distribution.”

     Datakey’s Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol of “DKEY.” See “Risk Factors.” The closing sale price of the Common Stock on September 24, 2003 was $1.00 per share.

     On February 20, 2001, the Company issued to certain investors, in a private offering, 1,600,000 shares of Common Stock and five-year warrants to purchase an aggregate of 1,600,000 shares of the Company’s Common Stock with an exercise price of $3.02 per share (the “Investor Warrants”). As part of the financing, the Company also issued to its agent five-year warrants to purchase an aggregate of 80,268 shares of Common Stock at an exercise price of $3.44 (the “Agent’s Warrant”). The Investor Warrants and Agent’s Warrant are referred to herein as the “Warrants.”

     On September 22, 2003, the Company decided to reduce the exercise price of the Investor Warrants registered under this Registration Statement to $.70 per share for a period of time in order to induce the exercise of such Warrants and thereby provide necessary working capital for the Company.

     The Common Stock offered by this Prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities nor have they passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September        , 2003.

     No dealer, salesman or any other person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

AVAILABLE INFORMATION

     Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission an Amendment No. 1 to Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company’s Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission’s Web site (http://www.sec.gov). The Company’s Common Stock is currently listed on the Nasdaq SmallCap Market under the symbol “DKEY.” See “Risk Factors” regarding potential delisting of Datakey shares from the Nasdaq SmallCap Market.

DOCUMENTS INCORPORATED BY REFERENCE

     The following document filed by the Company with the Commission is hereby incorporated by reference in this Prospectus and shall be deemed to be a part thereof:

1.	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

2.	The Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003 and June 30, 2003;

3.	The Company’s Forms 8-K dated March 3, 2003, April 24, 2003, July 31, 2003 and September 25, 2003.

4.	The Company’s Restated Articles of Incorporation, as amended, filed with the Company’s Form 10-KSB for the year ended December 31, 2002.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the

Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Alan G. Shuler, Chief Financial Officer, Datakey, Inc., 407 West Travelers Trail, Burnsville, Minnesota 55337, telephone (952) 890-6850.

COMPANY SUMMARY

General

Datakey Inc. was founded in 1976 as a manufacturer of rugged memory keys and tokens to reliably store and transfer electronic data. For more than two decades, the Company’s unique, easy-to-use “Data Keys” were integrated into a wide range of industrial and commercial applications throughout the world to help businesses run their equipment and control their operations with electronic information. One notable application for Datakey tokens was for accessing a cryptographic telephone used to protect private and sensitive communications between high-ranking government officials. Datakey delivered more than 1 million tokens to operate these cryptographic telephones.

Recognizing the growing need to secure access to computer networks and to protect electronic data — Datakey memory key technology was revised and re-engineered to develop a prototype secure token for computer workstation authentication in 1989. Based on this secure token, Datakey pioneered the first cryptographic smart card used for digital signatures in 1991.

During the 1990s, Datakey continued to refine and set the standards for cryptographic smart card technology, drawing upon its existing memory key technology to form the basis of its new smart card product line. With the divestiture of the Company’s traditional Electronics Products (memory key) business unit in August 2001, Datakey today dedicates all its resources to delivering smart card technology for access and identity management.

Interoperable Smart Card Solutions for Access and Identity Management

Datakey focuses on delivering complete smart card-based solutions that simplify access and identity management throughout the enterprise. We believe our solutions make it easier to administer digital identities and to manage access to corporate resources. In turn, it’s more convenient and secure for users to login to company resources by consolidating all credentials onto one smart card and automating access through a single smart card sign-on. The core components of Datakey’s solution set — its Management Center software, smart cards and card management system — enable enterprises to identity users and open doors in both the physical and online worlds.

Product Applications

Customers use Datakey smart cards and software for a diverse range of applications, including as (i) Smart ID Badges; (ii) Password Management/Consolidation of Credentials; (iii) Network Authentication; (iv) Single Sign Onto company applications and resources; (v) Secure E-mail; (vi) Computer Security; (vii) Secure VPN access; and (viii) Digital signature applications.

New Product for 2003

     Datakey Axis. Axis is a smart card-based solution that simplifies access control and identity management throughout the enterprise. Datakey Axis makes it much more convenient and secure for users to login to company resources by consolidating all credentials/user identities onto one smart card and automating access through a Single Sign-On. With this product, we are primarily targeting enterprises that do not currently intend to install a PKI.

For the administrator, Datakey Axis Rapid Deploy Technology™ automates policy, credential and desktop management through a single, powerful Management Center. It makes it much easier to configure and deploy smart cards for access to a complete range of corporate resources — without requiring any changes to the existing infrastructure.

This product was introduced in July 2003. Success of this new product depends upon our demonstration that it does, indeed, make management of multiple passwords very easy for the administrator to maintain, that the smart card’s convenience far outweighs the cost, and that passwords in combination with smart cards are far more secure than passwords alone.

Large and medium-sized enterprises benefit from rapid return on investment (ROI) through an increase in productivity and a reduction in administrator workload.

OEM Private Label Products

Datakey also provides its family of information security products to OEM’s under their own private label.

OEM Technology Licensing

In addition to selling products, Datakey licenses its smart card operating system and CIP software to OEM’s for incorporation into their products. Licenses are sold on a per seat basis with revenue recognized at time of delivery to the customer, provided that Datakey has no significant cost or obligation beyond the original authorization to the silicon supplier.

Principal Executive Offices

The Company’s principal executive offices are located at 407 West Travelers Trail, Burnsville, Minnesota 55337, and its telephone number is (612) 890-6850.

RECENT EVENTS

     On March 3, 2003, Carl Boecher resigned as Chief Executive Officer and President of Datakey, but remains an officer and director. Timothy L. Russell, who was previously Vice President and General Manager, replaced Mr. Boecher as the President and Chief Executive Officer. Prior to joining Datakey in 1999, Mr. Russell held a senior level sales management position at Secure Computing Corporation and several management and software engineering positions at Ceridian/Control Data Corporation.

     On July 1, 2003, the Company announced that Chris Schwartzbauer had joined the company as Vice President of Sales and Business Development. Mr. Schwartzbauer is responsible for worldwide sales including the development of an indirect sales channel for the recently announced

Datakey Axis product line. Prior to joining Datakey, Mr. Schwartzbauer was Vice President of Sales and Marketing for ObjectFX. Previously, he was Vice President of Business Development for Secure Computing Corporation, a provider of network security products.

     On August 11, 2003, Gary Holland resigned from the Datakey Board of Directors and his position as Board Chairman citing a potential conflict of interest with his other business activities. Gene Courtney, who has served on the Datakey board for eight years, was appointed Board Chairman and the Board now stands at five members with three outside directors.

RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. The Securities offered hereby should not be purchased by persons who cannot afford the entire loss of their investment. Prospective investors should carefully consider the following factors, in addition to the other information presented in this Memorandum, in evaluating the Company and its businesses. This Prospectus contains certain forward-looking statements. The Company’s actual results could differ materially from the results currently anticipated by management of the Company in such forward-looking statements as a result of a variety of factors, including, but not limited to, “Risk Factors” described below, and elsewhere, in this Prospectus.

Our past losses and expected future losses cast doubt on our ability to operate profitably.

We incurred losses from operations of $2,316,700 and $2,492,800 in 2002 and 2001, respectively. Losses during our first six months of 2003 totaled $2,421,600, and we anticipate continued losses at least through the end of 2003. Our ability to improve our operating performance is primarily dependent on a significantly improved market for smart card-based information security products for public key infrastructure (“PKI”) applications and the successful introduction of a new product, Axis, which offers information security and convenience without requiring the use of PKI. There is no assurance that the PKI market will improve or that the Axis product will receive market acceptance. Our ability to achieve or sustain profitability thereafter is uncertain.

Raising the required capital to conduct our operations and develop our products is time critical.

We will require substantial capital resources in order to conduct our operations and to further develop and market our products, including our new product Axis. We believe that our available cash and expected revenue is sufficient to finance operations for the remainder of the third quarter 2003, but if we do not receive additional capital soon after the end of the third quarter, management will likely be forced to curtail operations. In order to meet ongoing capital needs and to properly market our products, including Axis, we will require significant additional capital before the end of 2003. There is no assurance that we will be able to obtain the required financing at favorable or acceptable terms, if at all. If we do not, our ability to continue operations after 2003 would be very doubtful. Even if we are successful, any financing will result in significant dilution to shareholders.

Our stock may be delisted from Nasdaq and that could affect its market price and liquidity.

In order to maintain the listing of its Common Stock on the Nasdaq Stock Market, the Company must meet certain financial tests (including, but not limited to, a minimum bid price of our Common Stock of $1.00). Except for a few days, the Company’s Common Stock has consistently traded below the $1.00 minimum level since March 3, 2003, and the Company was notified by Nasdaq that its

Common Stock would be delisted if it did not regain compliance with this listing requirement prior to October 14, 2003. The Company’s Common Stock has continued to trade consistently below $1.00, and there is no assurance that it will meet the compliance requirement prior to October 14, 2003.

In addition, the National Association of Securities Dealers has a minimum listing requirement of $2.5 million of minimum net equity (unless either the market value of a company’s securities exceeds $35 million or the company has net income of at least $500,000). As of June 30, 2003, the Company no longer met such minimum net equity requirement or alternative requirements; and, on August 6, 2003, it received notice from Nasdaq that it was reviewing the Company’s eligibility for continued listing on Nasdaq. As required by August 20, 2003, Datakey presented to Nasdaq staff a plan to achieve and sustain compliance with this requirement. In response, on September 18, 2003, the Company received a Nasdaq Staff Determination indicating that the Company fails to comply with the stockholders’ equity and minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rules 4310(c)(2)(B) and 4310(c)(4), and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There is no assurance whatsoever that the Panel will grant the Company’s request for continued listing.

Failure to meet either or both the minimum bid price and the minimum net equity requirements (or a plan acceptable to Nasdaq) will likely cause the Company to be delisted from the Nasdaq Stock Market. If the Company’s Common Stock does not remain listed on Nasdaq, the market price and liquidity of our Common Stock would be impaired.

The SEC also has rules relating to “penny stock.” If our stock becomes characterized as penny stock as a result of being delisted by Nasdaq or otherwise, broker-dealers dealing in our Common Stock will be subject to the disclosure rules for transactions involving penny stocks. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could further have a material adverse effect on the trading market of our Common Stock and further reduce the liquidity of our stock.

Success of our new product, Axis, depends on commercial acceptance and demand.

We believe our new Axis product, which was introduced to the market in early July 2003, offers significant advantages to our customers. Axis is substantially less complex and costly than PKI-technology based products, while continuing to offer the security and convenience demanded within the market. The Axis product has only recently reached the market and we continue to work toward engaging necessary resellers in North America and Europe. For these reasons and because substantial funds are necessary to effectively market the product, there is no assurance that this product will be accepted by our potential customers or that it will generate a successful financial return. If the introduction of the Axis product is unsuccessful, the Company’s ability to survive would not be certain.

The price of our Common Stock has significantly decreased over the past year.

The market price of our Common Stock has generally decreased over the past year, from a high of $2.75 on September 25, 2002 to a low of $.58 on May 27, 2003. On September 22nd, 23rd and 24th, 2003, however, it’s closing sale prices were $1.20, $1.09 and $1.00 per share, respectively. Management has no information that would explain why the Company’s stock price suddenly increased so dramatically. The overall decrease over the past year is due in part to a decrease in the market for technology related stocks during this time period and our decreased revenues and working capital.

We face the risks related to rapid technological change.

In the information security market, we face continuing significant risks due to the rapid and continual changes in available technology. Alternative technologies may be developed that are superior to ours and may result in our products becoming obsolete.

We face significant price competition.

Even if our technology can demonstrate a higher level of features and functions than many of the current competitive products, there are no assurances that competitive pressures will not force us to accept reduced margins to compete in the future. Large companies with significantly greater resources have recognized the need for information security and will likely enter this market as competitors with much greater financial resources.

Our success is highly dependent on our ability to retain our management team and technical expertise.

Our ability to succeed in the highly competitive information security business depends upon the efforts and abilities of our management team, our sales personnel, our software engineers and other technical personnel. Our inability to retain such highly skilled persons, due either to our current economic circumstances or the intense competition faced in the market for such persons, would substantially limit our ability to further our efforts in this business.

We may not be able to adequately enforce or protect our intellectual property rights or to protect ourselves against infringement claims by others.

Although we have filed an application with the U.S. Patent and Trademark Office for a patent covering the technology underlying our Axis product, we cannot assure you that a patent concerning this technology will be issued or that any resulting patent will be of sufficient breadth to deter competitors from attempting to replicate our technology. Whether or not we receive a patent covering our Axis technology, our continued success will depend in part on our ability to protect our manufacturing processes, preserve our trade secrets and operate without infringing the proprietary rights of third parties. We cannot assure you that the scope of any patent protection under the patent that is under pending application or any other patents will exclude competitors or provide competitive advantages to us. Furthermore, we cannot assure you that others have not developed or will not develop similar products or manufacturing processes, duplicate any of our products or manufacturing processes or design around our patents or other intellectual property. We also rely on unpatented trade secrets to protect our proprietary technology, and we cannot assure you that others will not develop independently or otherwise acquire substantially equivalent techniques, gain access to our proprietary technology or disclose our technology, or that we can ultimately protect meaningful rights to our unpatented proprietary technology.

USE OF PROCEEDS

     The Company is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Shareholders. Funds received upon exercise of the Warrants will be used for working capital.

SELLING SHAREHOLDERS

     Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them as of September 22, 2003, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

	Number of Shares
	Beneficially Owned			Number of	% Owned
				Shares	After
		Warrant		Offered	Offering
Name	Shares	Shares(1)	Total(2)	Hereby(2)	(3)

Special Situations Private Equity Fund, L.P.(4)	0	300,000	300,000	300,000	*
Special Situations Cayman Fund L.P.(4)	0	166,666	166,666	166,666	*
Special Situations Fund III, L.P.(4)	0	650,000	650,000	650,000	*
Special Situations Technology Fund, L.P.(4)	0	35,458	35,458	35,458	*
Special Situations Technology Fund II, L.P. (4)	0	181,209	181,209	181,209	*
Helmut Muehl-Kuehner	16,667	16,667	33,334	33,334	*
Robert G. Allison	99,500	50,000	149,500	16,000	1.0%
Elizabeth M. Cramer	10,000	10,000	20,000	20,000	*
Christopher T. Dahl	0	10,000	10,000	10,000	*
Dennis D. Gonyea	50,000	20,000	70,000	10,000	*
Sandra J. Hale	10,000	10,000	20,000	20,000	*
USB Piper Jaffray as Custodian FBO Mark Halsten IRA	10,000	10,000	20,000	20,000	*
Dorothy J. Hoel	31,000	48,000	79,000	18,000	*
USB Piper Jaffray As Custodian FBO Raymond R. Johnson IRA	16,000	16,000	32,000	16,000	*
USB Piper Jaffray as Custodian FBO William R. Kennedy IRA #2	10,000	10,000	20,000	20,000	*
James F. Lyons	0	10,000	10,000	10,000	*
MB Partnership	10,000	10,000	20,000	20,000	*
Daniel S. Perkins and Patrice M. Perkins JTWROS	16,000	16,000	32,000	32,000	*
USB Piper Jaffray as Custodian FBO Richard C. Perkins IRA	17,000	76,000	93,000	32,000	*
Richard C. Perkins	0	45,000	45,000	35,000	*
USB Piper Jaffray as Custodian FBO James G. Peters IRA	15,000	13,000	28,000	14,000	*
USB Piper Jaffray as Custodian FBO David H. Potter IRA	18,000	16,000	34,000	20,000	*
John T. Potter	23,100	10,000	33,100	10,000	*
John F. Rooney	10,000	10,000	20,000	20,000	*

*	Less than 1.0%.

(1)	Includes an aggregate of (i) 130,000 shares that may be purchased by certain Selling Shareholders upon exercise of warrants issued in October 1999 and February 2000, which shares are not being offered hereby, and (ii) 1,600,000 shares that may be purchased by the Selling Shareholders upon exercise of outstanding warrants issued in February 2001, which shares are being offered hereby.

(2)	The above numbers assume that the Selling Shareholders will exercise the Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(3)	The percentage of shares beneficially owned by each Selling Shareholder is based on 11,729,773 shares of Common Stock outstanding, including 10,129,773 shares outstanding as of September 23, 2003 and 1,600,000 shares to be outstanding if all outstanding February 2001 warrants are exercised. Assumes the sale of all the Shares being offered hereby.

(4)	Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund L.P., Special Situations Fund III, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. may be deemed to be affiliates because they are managed by investment advisers principally owned by Mr. Austin W. Marxe and Mr. David M. Greenhouse. Messrs. Marxe and Greenhouse disclaim beneficial ownership in such shares.

     The Selling Shareholders and the officers and directors of any of such Selling Shareholders have not held any positions or offices or had any other material relationship with the Company or any of its affiliates within the past three years.

     The Company has agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) two years from the effectiveness of the Registration Statement, or (ii) the date on which all of the Shares have been sold.

PLAN OF DISTRIBUTION

     All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and (c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

     The aggregate number of shares of stock which the Company has the authority to issue is 30,000,000 shares, consisting of 20,000,000 shares of Common Stock, par value $.05, 400,000 shares of Convertible Preferred Stock and 9,600,000 shares of undesignated shares. Holders of Common Stock have no cumulative voting rights and no preemptive rights. Upon liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of any preferred stock which may be outstanding. Each share of Common Stock is entitled to dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are quoted on the Nasdaq SmallCap Market under the symbol “DKEY.” The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

LEGAL MATTERS

     Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
COMPANY SUMMARY
RECENT EVENTS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
EX-5.1 Opinion and Consent of Fredrikson & Byron
EX-23.1 Consent of McGladrey & Pullen, LLP

Dealer Prospective Delivery Obligation

     Until two years from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

Securities and Exchange Commission Filing Fee	$0.00
Legal Fees and Expenses	4,000.00
Accounting Fees and Expenses	2,000.00
Printing	500.00
Miscellaneous	2,000.00

Total Expenses	$8,500.00

Item 15. Indemnification of Directors and Officers.

     Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person, against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     Section 302A.521 also permits Minnesota corporations to amend their Articles of Incorporation to limit or eliminate personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty; however, forbids any limitation or elimination of director liability for (i) a breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) corporate distributions which are either illegal or in contravention of restrictions in the Articles, Bylaws or any agreement to which the corporation is a party, (iv) violations of Minnesota securities laws, (v) any transaction from which the director derived an improper personal benefit, or (vi) any act or omission occurring prior to the effective date of the provision in the corporation’s Articles eliminating or limiting liability.

     Article 6.1 of the Registrant’s Restated Articles of Incorporation, as amended, reads as follows:

To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

     The Company’s Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the fullest extent permitted by, Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

     Insofar as the indemnification of liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Restated Articles of Incorporation, Restated Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised by counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, as amended, and is, therefore, unenforceable.

Item 16. Exhibits.

     See Exhibit Index on page following signatures.

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2)  That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)  The undersigned Registrant further undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on September 24, 2003.

Datakey, Inc.

By:	/s/ Timothy L. Russell

Timothy L. Russell
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Alan G. Shuler

Alan G. Shuler
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints and Alan G. Shuler, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Timothy L. Russell	President, Chief Executive Officer and Director	September 24, 2003
Timothy L. Russell

/s/ Alan G. Shuler	Vice President and Chief Financial Officer	September 24, 2003
Alan G. Shuler

/s/ Thomas R. King	Director and Secretary	September 24, 2003
Thomas R. King

/s/ Terrence W. Glarner	Director	September 24, 2003
Terrence W. Glarner

/s/ Carl P. Boecher	Director	September 24, 2003
Carl P. Boecher

/s/ Eugene W. Courtney	Director	September 24, 2003
Eugene W. Courtney

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
DATAKEY, INC.
EXHIBIT INDEX TO FORM S-3

Exhibit
Number	Description

3.1	Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to Form 10-KSB for fiscal year ended December 31, 2002)
4.1	Certificate of Designation of Series A Preferred Stock (included in Articles of Incorporation—see Exhibit 3.1)
5.1	Opinion and Consent of Fredrikson & Byron, P.A.
10.1	Stock Purchase Agreement dated February 16, 2001 between the Company and certain investors (Incorporated by reference to Exhibit 10.1 to Form S-3 Reg No. 333-58770)
10.2	Registration Rights Agreement dated February 20, 2001 between the Company and certain investors (Incorporated by reference to Exhibit 10.2 to Form S-3 Reg No. 333-58770)
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
24.1	Powers of Attorney (included as part of the signature page hereto)